INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of AutoChina International Limited on Form S-8 (File No. 333-170786) of our report dated April 5, 2012, with respect to our audit of the consolidated financial statements of AutoChina International Limited and Subsidiaries as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 and our report dated April 5, 2012 with respect to our audit of the effectiveness of internal control over financial reporting of AutoChina International Limited and Subsidiaries as of December 31, 2011, which report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of existence of a material weakness, which reports are included in this Annual Report on Form 20-F of AutoChina International Limited for the year ended December 31, 2011.

/s/ Marcum Bernstein & Pinchuk LLP
New York, New York
April 5, 2012